Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110396 on Form S-8 of our report relating to the financial statements of C.H. Robinson Worldwide, Inc. dated June 23, 2010, appearing in this Annual Report on Form 11-K of Robinson Companies Retirement Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 28, 2010